Exhibit 1.4
to Registration Statement
(Registration No. 333-35432)

CENTURYTEL, INC.

PRICE DETERMINATION AGREEMENT

October 12, 2000

Banc of America Securities LLC
Salomon Smith Barney Inc.

c/o Banc of America Securities LLC
100 North Tryon Street
Charlotte, North Carolina 28255

Dear Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated October 12, 2000 (the "Underwriting Agreement"), among CenturyTel, Inc., a Louisiana corporation (the "Company"), and the Underwriters named in Schedule I thereto or hereto (the " Underwriters"). The Underwriting Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of an aggregate of $400,000,000 principal amount of the Company's 7.750% Remarketable Senior Notes, Series I, due 2012 (the "Series I Notes" or the "Securities") to be issued pursuant to an Indenture dated as of March 31, 1994 between the Company and Regions Bank (successor to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as Trustee. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

Pursuant to Section 1 of the Underwriting Agreement, the undersigned agree with the Underwriters that the purchase price for the Securities to be paid by each of the Underwriters shall be 99.644% of the aggregate principal amount of the Series I Notes set forth opposite the name of such Underwriter in Schedule I attached hereto.

The Company represents and warrants to each of the Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate in all material respects as though expressly made at and as of the date hereof.

As contemplated by the Underwriting Agreement, attached as Schedule I is a completed list of the Underwriters, which shall be a part of this Agreement and the Underwriting Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours, CENTURYTEL, INC. By: /s/ R. Stewart Ewing, Jr. Name: R. Stewart Ewing, Jr. Title: Executive Vice President and Chief Financial Officer

Confirmed as of the date first
above mentioned:

Banc of America Securities LLC

By: /s/ Lilly Chang
Name: Lilly Chang
Title: Principal

Salomon Smith Barney Inc.

By: /s/ Alan B. Mitchell
Name: Alan B. Mitchell
Title: Vice President